Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 31, 2012, with respect to the statement of revenues and certain expenses of the 180 Peachtree Property for the year ended December 31, 2010, which is included in Carter Validus Mission Critical REIT, Inc.’s Current Report on Form 8-K/A dated January 3, 2012, filed with the U.S. Securities and Exchange Commission. We hereby consent to the incorporation by reference of said report in the Registration Statement of Carter Validus Mission Critical REIT, Inc. on Form S-11 (File No. 333-165643, effective December 10, 2010), and any prospectus and supplements thereto.

/s/ ROTH & COMPANY LLP

Brooklyn, New York

March 9, 2012

1428 36th Street – Suite 200

Brooklyn, NY 11218

P: 718.236.1600  F: 718.236.4849

200 Central Avenue
Farmingdale, NJ 07727
P: 732.276.1220 F: 732.751.0505	info@rothcocpa.com • www.rothcocpa.com